Cooper Standard Reports Second Quarter Results,
Reaffirms Full-year Guidance for Adjusted EBITDA

NORTHVILLE, Mich., August 4, 2022 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the second quarter 2022.

Second Quarter 2022 Summary
•Sales totaled $605.9 million, an increase of 13.6% compared to second quarter 2021
•Net loss amounted to $33.2 million or $(1.93) per diluted share
•Adjusted EBITDA totaled $(10.4) million
•Quarter-end cash balance of $250 million; continuing strong total liquidity of $407 million
•Net new business awards of $57 million, notably with $39 million on electric vehicle platforms
“We began to see some improvement in global market conditions and production levels in the final four weeks of the quarter,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “With China production coming back on line, European markets and operations beginning to stabilize from Ukraine war-related disruptions, and increasing inflation recoveries from our customers, we saw adjusted EBITDA margins and cash flow turn positive in June. With further improvements in global production volume expected in the remainder of the year, combined with continuing cost reduction initiatives and anticipated incremental positive impact from our enhanced commercial agreements, we continue to expect to deliver full year adjusted EBITDA in line with our original guidance.”

Consolidated Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(dollar amounts in millions except per share amounts)
Sales	$605.9	$533.2	$1,218.9	$1,202.2
Net loss	$(33.2)	$(63.6)	$(94.6)	$(97.5)
Adjusted net loss	$(58.5)	$(51.1)	$(109.9)	$(65.6)
Loss per diluted share	$(1.93)	$(3.73)	$(5.51)	$(5.74)
Adjusted loss per diluted share	$(3.40)	$(3.00)	$(6.40)	$(3.86)
Adjusted EBITDA	$(10.4)	$(14.7)	$(10.2)	$23.8
The year-over-year increase in second quarter sales was primarily attributable to favorable volume and mix as well as realized recoveries of material cost inflation, which are reflected in price adjustments. These were partially offset by foreign exchange and the deconsolidation of a joint venture in the Asia Pacific region.

Net loss for the second quarter 2022 was $(33.2) million, including a gain on the sale of fixed assets of $33.4 million, restructuring charges of $3.5 million and other special items. Net loss for the second quarter 2021 was $(63.6) million, including restructuring charges of $11.6 million and other special items. Adjusted net loss, which excludes restructuring, other special items and their related tax impact, was $(58.5) million in the second quarter 2022 compared to $(51.1) million in the second quarter of 2021. The year-over-year change was primarily due to continuing increases in commodity and material costs, wages, general inflation and higher income tax expense.

These were partially offset by favorable volume and mix, manufacturing efficiencies, and the positive impact of our enhanced commercial agreements and material cost inflation recovery initiatives.

Adjusted net loss, adjusted EBITDA and adjusted loss per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Automotive New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its customers. During the second quarter of 2022, the Company received net new business awards representing approximately $57 million in incremental anticipated future annualized sales. Notably, the net new business awards for the quarter included $39 million on electric vehicle platforms. Since the beginning of 2020, the Company has received net new business awards on electric vehicle platforms totaling over $250 million in expected incremental annualized sales.
Cost Recovery Initiatives

The Company continues to work with its customers to recover incremental costs associated with increasing raw material prices, higher wages, general inflation and other market challenges. Through a combination of expanded index-based agreements and other commercial enhancements, the Company now expects to realize material cost recoveries at a rate exceeding the historical range of 40 - 60%. The expanded index-based agreements have been established to cover a significant majority of the Company's revenue base. These agreements cover both oil-based materials and metals and are expected to largely reduce the Company's exposure to commodity price volatility going forward. In addition, certain of the agreements provide for retroactive recovery of a portion of commodity cost increases already incurred.

Segment Results of Operations

Sales

	Three Months Ended June 30,			Variance Due To:
	2022	2021	Change	Volume / Mix*	Foreign Exchange	Deconsolidation
	(dollar amounts in thousands)
Sales to external customers
North America	$331,687	$247,525	$84,162	$85,220	$(1,058)	$—
Europe	126,287	132,621	(6,334)	10,499	(16,833)	—
Asia Pacific	85,779	103,915	(18,136)	(6,741)	(4,852)	(6,543)
South America	26,261	14,153	12,108	10,319	1,789	—
Total Automotive	570,014	498,214	71,800	99,297	(20,954)	(6,543)
Corporate, eliminations and other	35,903	34,971	932	2,581	(1,649)	—
Consolidated sales	$605,917	$533,185	$72,732	$101,878	$(22,603)	$(6,543)
* Net of customer price adjustments
•Volume and mix, net of customer price adjustments, including recoveries, was driven by vehicle production volume increases due to the lessening impact of semiconductor-related supply issues, partially offset by the impact of COVID-19 shutdowns in China and the Ukraine conflict in Europe.

•The impact of foreign currency exchange was primarily related to the Euro, Chinese Renminbi, Korean Won and Brazilian Real.

Adjusted EBITDA

	Three Months Ended June 30,			Variance Due To:
	2022	2021	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases**
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$15,441	$756	$14,685	$34,180	$(723)	$(18,772)
Europe	(15,316)	(14,391)	(925)	11,328	2,096	(14,349)
Asia Pacific	(7,799)	(2,302)	(5,497)	3,862	(2,688)	(6,671)
South America	(1,298)	(726)	(572)	2,967	(2,297)	(1,242)
Total Automotive	(8,972)	(16,663)	7,691	52,337	(3,612)	(41,034)
Corporate, eliminations and other	(1,402)	1,937	(3,339)	2,621	(124)	(5,836)
Consolidated adjusted EBITDA	$(10,374)	$(14,726)	$4,352	$54,958	$(3,736)	$(46,870)
* Net of customer price adjustments
** Net of deconsolidation

•Volume and mix, net of customer price adjustments, including recoveries, was driven by vehicle production volume increases due to a lessening impact on customer production schedules for semi-conductor-related supply issues in the current year period partially offset by the impact of COVID-19 shutdowns in China and the Ukraine conflict in Europe.
•The impact of foreign currency exchange was primarily related to the Euro, Chinese Renminbi, Korean Won and Brazilian Real.
•The Cost (Increases) / Decreases category above includes:
◦Commodity cost and inflationary economics;
◦Manufacturing efficiencies and purchasing savings through lean initiatives;
◦Increased compensation-related expenses; and
◦Decreased costs related to ongoing salaried headcount initiatives and restructuring savings.

Cash and Liquidity

As of June 30, 2022, Cooper Standard had cash and cash equivalents totaling $250.5 million. Total liquidity, including availability under the Company's amended senior asset-based revolving credit facility, was $406.7 million at the end of the second quarter.

Based on current expectations for light vehicle production and customer demand for our products, The Company expects its current solid cash balance and access to flexible credit facilities will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future.

Outlook

Current customer schedules and industry forecasts have production volumes improving in the second half of 2022. The projected ramp up, however, remains dependent on the capacity and efficiency of the global supply chain and the availability of key components and commodities.

Based on the Company's outlook for the global automotive industry, macroeconomic conditions, current customer production schedules and its operating plans, the Company is reiterating 2022 full year guidance for adjusted EBITDA. Other aspects of guidance have been adjusted as follows:
2022 Guidance1

	Previous		Current
Sales	$2.6 - $2.8 billion		$2.5 - $2.7 billion
Adjusted EBITDA[2]	$50 - $60 million		$50 - $60 million
Capital Expenditures	$90 - $100 million		$85 - $95 million
Cash Restructuring	$20 - $30 million		$20 - $30 million
Net Cash Taxes / (Refund)	$(30) - $(40) million		$(50) - $(55) million
Key Light Vehicle Production Assumptions
North America	15.2	million	14.7	million
Europe	18.5	million	16.5	million
Greater China	24.7	million	24.5	million

1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release considers June 2022 IHS Markit production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on August 5, 2022 at 10:00 a.m. ET to discuss its second quarter 2022 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free (800) 715-9871. International callers should dial (646) 307-1963. Provide the conference ID 8473329 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investor relations portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard
Cooper Standard, headquartered in Northville, Mich., with locations in 21 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,600 employees are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on Twitter @CooperStandard.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: Volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts, including commodity cost increases and disruptions related to the war in Ukraine and the current COVID-related lockdowns in China; our ability to offset the adverse impact of higher commodity and other costs through negotiations with our customers; the impact, and expected continued impact, of the COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic risk; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through our Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Sales	$605,917	$533,185	$1,218,901	$1,202,152
Cost of products sold	590,541	534,118	1,181,983	1,134,793
Gross profit (loss)	15,376	(933)	36,918	67,359
Selling, administration & engineering expenses	52,282	50,085	104,186	108,139
Loss (gain) on sale of business, net	—	195	—	(696)
Gain on sale of fixed assets, net	(33,391)	—	(33,391)	—
Amortization of intangibles	1,737	1,933	3,483	3,705
Restructuring charges	3,482	11,631	11,313	32,678
Impairment charges	3	841	458	841
Operating loss	(8,737)	(65,618)	(49,131)	(77,308)
Interest expense, net of interest income	(18,454)	(18,125)	(36,631)	(35,909)
Equity in (losses) earnings of affiliates	(3,446)	393	(4,802)	1,179
Other (expense) income, net	(1,509)	1,362	(2,720)	(3,727)
Loss before income taxes	(32,146)	(81,988)	(93,284)	(115,765)
Income tax expense (benefit)	2,005	(17,459)	2,657	(16,523)
Net loss	(34,151)	(64,529)	(95,941)	(99,242)
Net loss attributable to noncontrolling interests	904	918	1,334	1,767
Net loss attributable to Cooper-Standard Holdings Inc.	$(33,247)	$(63,611)	$(94,607)	$(97,475)

Weighted average shares outstanding
Basic	17,189,128	17,031,113	17,162,915	16,991,372
Diluted	17,189,128	17,031,113	17,162,915	16,991,372

Loss per share:
Basic	$(1.93)	$(3.73)	$(5.51)	$(5.74)
Diluted	$(1.93)	$(3.73)	$(5.51)	$(5.74)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$250,458	$248,010
Accounts receivable, net	350,001	317,469
Tooling receivable, net	87,414	88,900
Inventories	183,568	158,075
Prepaid expenses	30,360	26,313
Income tax receivable and refundable credits	26,838	82,813
Other current assets	70,467	73,317
Total current assets	999,106	994,897
Property, plant and equipment, net	702,507	784,348
Operating lease right-of-use assets, net	102,407	111,052
Goodwill	142,213	142,282
Intangible assets, net	51,015	60,375
Other assets	143,134	133,539
Total assets	$2,140,382	$2,226,493

Liabilities and Equity
Current liabilities:
Debt payable within one year	$51,016	$56,111
Accounts payable	357,327	348,133
Payroll liabilities	94,646	69,353
Accrued liabilities	121,416	101,466
Current operating lease liabilities	21,177	22,552
Total current liabilities	645,582	597,615
Long-term debt	979,227	980,604
Pension benefits	120,438	129,880
Postretirement benefits other than pensions	42,525	43,498
Long-term operating lease liabilities	84,940	92,760
Other liabilities	45,957	50,776
Total liabilities	1,918,669	1,895,133
Equity:
Common stock	17	17
Additional paid-in capital	506,062	504,497
Retained (loss) earnings	(69,054)	25,553
Accumulated other comprehensive loss	(209,714)	(205,184)
Total Cooper-Standard Holdings Inc. equity	227,311	324,883
Noncontrolling interests	(5,598)	6,477
Total equity	221,713	331,360
Total liabilities and equity	$2,140,382	$2,226,493

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2022	2021
Operating Activities:
Net loss	$(95,941)	$(99,242)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	60,062	65,267
Amortization of intangibles	3,483	3,705
Gain on sale of fixed assets, net	(33,391)	—
Gain on sale of business, net	—	(696)
Impairment charges	458	841
Share-based compensation expense	1,625	3,002
Equity in losses of affiliates, net of dividends related to earnings	7,804	1,032
Deferred income taxes	(5,096)	(21,709)
Other	1,178	1,192
Changes in operating assets and liabilities	59,583	(14,126)
Net cash used in operating activities	(235)	(60,734)
Investing activities:
Capital expenditures	(44,278)	(55,599)
Proceeds from sale of fixed assets	52,633	3,000
Other	32	35
Net cash provided by (used in) investing activities	8,387	(52,564)
Financing activities:
Principal payments on long-term debt	(2,536)	(2,895)
(Decrease) increase in short-term debt, net	(1,666)	14,811
Taxes withheld and paid on employees' share-based payment awards	(526)	(744)
Other	651	532
Net cash (used in) provided by financing activities	(4,077)	11,704
Effects of exchange rate changes on cash, cash equivalents and restricted cash	7,103	4,179
Changes in cash, cash equivalents and restricted cash	11,178	(97,415)
Cash, cash equivalents and restricted cash at beginning of period	251,128	443,578
Cash, cash equivalents and restricted cash at end of period	$262,306	$346,163

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	June 30, 2022	December 31, 2021
Cash and cash equivalents	$250,458	$248,010
Restricted cash included in other current assets	9,893	961
Restricted cash included in other assets	1,955	2,157
Total cash, cash equivalents and restricted cash	$262,306	$251,128

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on IHS Markit forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss attributable to Cooper-Standard Holdings Inc.	$(33,247)	$(63,611)	$(94,607)	$(97,475)
Income tax expense (benefit)	2,005	(17,459)	2,657	(16,523)
Interest expense, net of interest income	18,454	18,125	36,631	35,909
Depreciation and amortization	31,412	35,444	63,545	68,972
EBITDA	$18,624	$(27,501)	$8,226	$(9,117)
Restructuring charges	3,482	11,631	11,313	32,678
Deconsolidation of joint venture (1)	—	—	2,257	—
Impairment charges (2)	3	841	458	841
Loss (gain) on sale of business, net (3)	—	195	—	(696)
Gain on sale of fixed assets, net (4)	(33,391)	—	(33,391)	—
Lease termination costs (5)	—	108	—	108
Indirect tax adjustments (6)	908	—	908	—
Adjusted EBITDA	$(10,374)	$(14,726)	$(10,229)	$23,814

Sales	$605,917	$533,185	$1,218,901	$1,202,152
Net loss margin	(5.5)%	(11.9)%	(7.8)%	(8.1)%
Adjusted EBITDA margin	(1.7)%	(2.8)%	(0.8)%	2.0%

(1)Loss attributable to deconsolidation of a joint venture in the Asia Pacific region, which required adjustment to fair value.
(2)Non-cash impairment charges in 2022 and 2021 related to idle assets in Europe.
(3)During 2021, we recorded subsequent adjustments to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses, as well as its Indian operations.
(4)In the first quarter of 2022, the Company signed a sale-leaseback agreement on one of its European facilities, and a gain was recognized in the second quarter of 2022.
(5)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(6)Impact of prior period indirect tax adjustments.

Adjusted Net Loss and Adjusted Loss Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)
The following table provides a reconciliation of net loss to adjusted net loss and the respective loss per share amounts:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss attributable to Cooper-Standard Holdings Inc.	$(33,247)	$(63,611)	$(94,607)	$(97,475)
Restructuring charges	3,482	11,631	11,313	32,678
Deconsolidation of joint venture (1)	—	—	2,257	—
Impairment charges (2)	3	841	458	841
Loss (gain) on sale of business, net (3)	—	195	—	(696)
Gain on sale of fixed assets, net (4)	(33,391)	—	(33,391)	—
Lease termination costs (5)	—	108	—	108
Indirect tax adjustments (6)	908	—	908	—
Tax impact of adjusting items (7)	3,768	(269)	3,184	(1,044)
Adjusted net loss	$(58,477)	$(51,105)	$(109,878)	$(65,588)

Weighted average shares outstanding:
Basic	17,189,128	17,031,113	17,162,915	16,991,372
Diluted	17,189,128	17,031,113	17,162,915	16,991,372

Loss per share:
Basic	$(1.93)	$(3.73)	$(5.51)	$(5.74)
Diluted	$(1.93)	$(3.73)	$(5.51)	$(5.74)

Adjusted loss per share:
Basic	$(3.40)	$(3.00)	$(6.40)	$(3.86)
Diluted	$(3.40)	$(3.00)	$(6.40)	$(3.86)

(1)Loss attributable to deconsolidation of a joint venture in the Asia Pacific region, which required adjustment to fair value.
(2)Non-cash impairment charges in 2022 and 2021 related to idle assets in Europe.
(3)During 2021, we recorded subsequent adjustments to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses, as well as its Indian operations.
(4)In the first quarter of 2022, the Company signed a sale-leaseback agreement on one of its European facilities, and a gain was recognized in the second quarter of 2022.
(5)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(6)Impact of prior period indirect tax adjustments.
(7)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$11,978	$(53,650)	$(235)	$(60,734)
Capital expenditures	(11,964)	(16,982)	(44,278)	(55,599)
Free cash flow	$14	$(70,632)	$(44,513)	$(116,333)